Exhibit 4.11

Contract for Transfer of the User of the State-owned Land in Zhangjiang

Semiconductor Industry Park, Shanghai

Chapter I General Provisions

1.1 The Parties

Party A: Zhangjiang Semiconductor Industry Park Co., Ltd, a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (“China”), engaging in the development and management of real estate and management of property in Zhangjiang Semiconductor Industry Park (“ZSIP”), with its legal address at No. 3000 Longdong Avenue, Pudong New Area, Shanghai, 201203, business address at No. 3000 Longdong Avenue, Pudong New Area, Shanghai, and legal representative being Liu Xiao long (“Party A”);

and

Party B: Vimicro Hi-Tech Corporation, a limited liability company duly incorporated and validly existing under the laws of China, engaging in IC and software research, development, design, produce, transfer of the self-developed technics, sales and provide relevant consultant service, sales of electronic components, equipments, communication facilities and medical devices and equipments, import and export of goods and technics with its legal address at A Area, 6th Floor, 696 Songtao Road, Zhangjiang Hi-tech Park, Shanghai, 201203, business address at A Area, 6th Floor, 696 Songtao Road, Zhangjiang Hi-tech Park , Shanghai, and legal representative being Yang Xiao dong (“Party B”).

Whereas:

(1). Shanghai Pudong Land Development (Holding) Corp. and Shanghai Pudong Overall Planning and Land Administration entered into the Contract for Granting the User of a Tract of Land in Shanghai Pudong New Area on December 18, 1993 (Hu Pu (1993) Granting Contract No. 047, hereinafter referred to as the “Granting Contract”), by which Shanghai Pudong Land Development (Holding) Corp. legally and duly obtained by means of land user granting the user of the state-owned land of approximately 3,600,000 sqms, which is on the west of Outer Ring, east of Shenjiang Road, south of Longdong Avenue and north of Chuanyang River, Pudong New Area, Shanghai, and Shanghai Pudong Land Development (Holding) Corp. has paid in full the charge for the user and all related taxes and fees, and made investment as required by law and the Granting Contract for transferring said user to Party A.

(2). Shanghai Pudong Land Development (Holding) Corp., jointly with Shanghai Zhangjiang (Group) Co., Ltd, set up Party A in April 2001, making its contribution with its use right of the state-owned land of 2,916,941.00 sqms (“Zhangjiang Semiconductor Industry Park”), which is on the west of the planned railway line, east of Shenjiang Road, south of Longdong Avenue and north of Gaoke Road, the number of which is Lot 15, 3 Jiefang, Zhangjiang, Pudong New Area, and which is a part of the abovementioned area of 3,600,000 sqms. Shanghai Pudong Land Development (Holding) Corp. has legally and duly completed all formalities required for its making such contribution, and Party A has also completed all formalities and paid all related taxes and fees, obtained the Shanghai Certificate of Real Estate Title for the abovementioned piece of land of 2,916,941.00 sqms, with the land number being SH Real Estate Pu [2007] NO. 020012 and become a legal possessor of the state-owned land user of the land of Zhangjiang Semiconductor Industry Part. Party A obtained documents like Approval regarding “The Detailed Layout of the Phase II Land in Zhangjiang Semiconductor Industrial Area” (Pu Fu [2005] 096) as in Appendix 3.

(3). Part B wishes to obtain the user of a piece of land of C2C6 usage in Zhangjiang Semiconductor Industry Park for the purpose of R&D office (the “Piece of Land”). The only purpose of obtaining such user is for carrying out IC and software research, development, design, produce, transfer of the self-developed technics, sales and providing relevant consultant service, sales of electronic components, equipments, communication facilities and medical devices and equipments, import and export of goods and technics.

After friendly negotiations, the parties agree to enter into the Contract for Transfer of the User of the State-owned Land in Zhangjiang Semiconductor Industry Park, Shanghai (the “Contract”),with fair, voluntary and paid principle.

1.2 Applicable laws

In accordance with the Law of the People’s Republic of China on Urban Real Estate Administration, Land Administration Law of the People’s Republic of China, Interim Regulations of the People’s Republic of China Concerning the Granting and Transfer of the Right to the Use of the State-owned Land in Urban Areas, Measures of Shanghai Municipality for Real Estate Transfers, and other relevant laws and regulations, and by referring to the relevant practices prevailing in China and Shanghai Municipality, Party A and Party B undertake to abide by and construe this Contract in accordance with laws and regulations concerning land user transfers and other relevant laws and regulations of China and Shanghai Municipality.

Chapter II Location, Area, Floor Area Ratio and Usage of the Piece of Land

2.1 Location, area and usage of the Piece of Land

2.1.1 Party A agrees to transfer to Party B the user of the piece of land No. B1-4 in Semiconductor Industry Park, Zhangjiang Hi-Tech Park, Shanghai (the “Piece of Land”). The boundaries of the Piece of Land are the piece of land No. B1-5 on the east side, Shenjiang Road on the west side, the piece of land No. B1-2 on the north side, and the piece of land No. B1-6 on the south side.

2.1.2 The construction area of the Piece of Land is approximately twenty thousand nine hundred sqms (20900 m2), with floor area ratio of 2. For the shape and location of the Piece of Land, see the Location Map (Appendix 1) and Land Boundary Map (Appendix 2). The exact construction area of the Piece of Land is to be determined through survey and demarcation by the land administration authorities. The price for the land user transfer paid hereunder shall be subject to adjustment based on the exact area thus determined, and such adjustment shall be settled by the two parties within 15 working days from such determination.

2.1.3 The usage of the Piece of Land is of C2C6, for the purpose of R&D office. The purpose of the Piece of Land after the transfer hereunder is for IC and software research, development, design, produce, transfer of the self-developed technics, sales and provide relevant consultant service, sales of electronic components, equipments, communication facilities and medical devices and equipments, import and export of goods and technics. Party A shall clearly inform Party B of the industrial orientation of and overall planning requirements for the Semiconductor Industry Park, Zhangjiang Hi-Tech Park, and Party B shall undertake to use the Piece of Land as specified herein.

2.2 Term of use

2.2.1 Party A agrees to transfer the user of the Piece of Land to Party B in accordance with this Contract, and the term of use is from the date on which the parties have gone through the land handing over formalities and the user of the Piece of Land has been registered under the name of Party B to date of expiration of the term of state-owned land user as indicated in Shanghai Certificate of Real Estate Title No. SH Real Estate Pu [2007] NO. 020012 obtained by Party A. After December 31, 2055, the user of the Piece of Land shall be handled in accordance with the then current relevant laws and regulations.

2.2.2 The legitimate rights and interests of Party B are protected by law during the period from the date on which Party B obtains the land user as a transferee to the date of expiration of the term of use. In the case of the land requisition by the government for the public interest according to legal procedures, compensation for losses of Party B resulting there from shall be made in accordance with the relevant laws and regulations.

2.3 Infrastructure and conditions of the Piece of Land

2.3.1 In this Contract, “seven accesses and site leveling”(“seven accesses” refers to the surrounding municipal roads, power supply, water supply, communication supply, gas supply, rainwater discharge and sewage discharge facilities; “site leveling” means that the site should be level and smooth) means:

(1) Water supply, gas supply, rainwater discharge and sewage discharge pipes and lines shall be laid close to the red lines of the surrounding municipal roads.

(2) Power lines shall be laid close to the red lines of the surrounding municipal roads. Party B shall, in light of the need for power in its development and construction work, apply to the power supply enterprise for laying power lines and pay relevant expenses.

(3) Communication lines shall be laid close to the red lines of the surrounding municipal roads. Party B shall select an operating entity and bear relevant engineering expenses.

(4) Party A shall be responsible for the completion of the abovementioned “seven accesses and site leveling” before the date of handing over as specified in Article 4.1.1 herein.

2.3.2 Where any interim power, water, communication or other facilities are needed in Party B’s construction work, Party B shall, with the assistance by Party A, apply for such facilities and bear all expenses.

Chapter III Price for the Land User Transfer and Terms of Payment

3.1 Price for the land user transfer

3.1.1 The unit price for the transfer of the user of the Piece of Land is two thousand RMB yuan per square meter (¥2,000/m2), and the total price for the transfer (including all the fees with regard to “seven accesses and site leveling”, such as the charge for land user, land requisition fee and demolition fee, and land development fees, such as municipal infrastructure construction fees) is estimated at forty one million eight hundred thousand RMB yuan (¥41,800,000).

3.1.2 The exact amount of the total price for the land user transfer under the preceding paragraph shall be the product of the unit price under the preceding paragraph and the area as determined through survey and demarcation by the land administration authorities.

3.1.3 If in the designing process Party B wishes to increase the floor area ratio and building area, Party B shall, after obtaining written consent of Party A, apply to the planning and construction administration authorities for approval for such increase. Party B shall conduct the construction in strict accordance with the building area as approved by the planning and construction administration authorities.

3.2 Terms of payment of the price for the land user transfer

3.2.1 Payment schedule

(1) Party B shall pay 30% of the total price for the land user transfer (¥12,540,000) within 15 working days after the effective date of the Contract;

(2) Party B shall pay 40% of the total price for the land user transfer (¥16,720,000) within 15 working days after both parties have signed the Land Handing over Memo;

(3) Party B shall pay 30% of the total price for the land user transfer (¥12,540,000) after the parties have completed the preparation of all materials required for obtaining the land title certificate and 15 working days before the date on which the parties shall jointly apply to the relevant real estate registration authorities for obtaining a certificate of real estate title for the Piece of Land;

(4) The difference between the exact amount determined pursuant to Article 3.1.2 and the estimated amount of the price for the land user transfer shall be settled after the land administration authorities has determined the construction area of the Piece and Land or when the third installment of the price for the land user transfer is paid, whenever is latter.

3.2.2 For the purpose of the payment schedule, the date of payment shall be that on which an installment has arrived in Party A’s bank account. Party B shall pay each installment through wire transfer to Party A’ bank account.

Party A’s account bank: Agricultural Bank, ZSIP Sub-branch

Account number: 03—429500040000132

Chapter IV Handing over and Risk Liability

4.1 Date and manner of handing over

4.1.1 Provided that Party B will pay the first installment in accordance with Article 3.2.1 herein, the date of handing over of the Piece of Land shall not later than November 30th, 2007.

4.1.2 By the time of handing over, the Piece of Land shall have realized “seven accesses and site leveling”, with all buildings and/or structures (including both military and civil facilities, such as underground civil defense projects, power supply, water supply, communication, gas supply, rainwater discharge and sewage discharge facilities) thereon having been removed, and being leveled according to the average natural ground level after the removal, without any building and/or structure left either on the surface or within fifty centimeters (50CMs) under the surface, which would be an obstacle to Party B’s construction. If after the handing over of the Piece of Land and during its infrastructure construction Party B finds any situation not meeting the requirements specified herein, and if such situation already existed before the handing over of the Piece of Land, Party A shall be responsible for corrections at its own expense and ensure that Party B’s construction work shall not be impeded thereby.

4.1.3 Upon the handing over of the Piece of Land, the legal or authorized representatives of both parties shall sign and seal the Land Handing over Memo (Appendix 4) to confirm the completion of the handing over of the Piece of Land. The date on which the Land Handing over Memo is signed and sealed is regarded as the date of handing over. Notwithstanding the foregoing provisions, the Land Handing over Memo is not decisive with regard to whether the Piece of Land meets the technical requirements specified in this Contract and appendixes thereto.

4.1.4 Party A shall give to Party B a ten-day prior written notice in writing of the handing over of the Piece of Land. If without justification Party B fails to attend the site handing over exceed the date as reasonably fixed in the written notice 14 days, Party A’s management of the Piece of Land shall be handed over to Party B fourteen days after the fixed date, upon which, Party B shall be deemed to have accepted the handing over and the Piece of Land deemed to meet all technical requirements specified in this Contract and appendixes thereto.

4.1.5 Within 30 days after the completion of the handing over of the Piece of Land, Party A shall provide to Party B all materials that are required for going through the user transfer formalities and that should be provided by Party A, and Party A and Party B shall jointly handle the formalities for the transfer and registration of the user of the Piece of Land with Shanghai municipal land administration authorities to enable Party B to obtain a certificate of real estate title for the Piece of Land.

4.2 Land risk liability

The land risk liability shall be transferred from Party A to Party B immediately after the handing over has been completed and the parties have signed and sealed the Land Handing over Memo under Article 4.1.3 herein.

Chapter V Rights and Obligations of the Parties

5.1 Representations and warranties of Party A

(1) Party A is a business corporation duly incorporated, validly existing and in good standing under the laws of China.

(2) Party A has gone through all formalities, obtained all registrations and approvals and has all powers under the applicable laws and regulations, as necessary to enter into and perform its obligations under this Contract; particularly, Party A has paid in full the charge for land user, charges of land and related taxes and fees that should be paid by Party A before the transfer of the user of the Piece of Land, obtained the certificate of real estate title according to the applicable laws and regulations, and is entitled to transfer as a tract developer the user of the Piece of Land to Party B in accordance with legal procedures.

(3) Party A has taken all internal steps as necessary to be authorized to enter into and perform this Contract; Its representative signing this Contract has been duly authorized to do so, and this Contract shall be legally binding on Party A as of the effective date of the Contract.

(4) Until Party B shall have obtained a certificate of real estate title under its name for the Piece of

Land under this Contract, Party A is the only possessor of the use right of the Piece of Land; Party A’s holding the use right of the Piece of Land does not conflict with any current law or regulations or real estate industry policy of China; and the Piece of Land is not, nor shall it be, subject to any claim, liability, mortgage, lien, third party priority, or any attachment, auction, freezing, disposition or any other encumbrance as a result of such claim, liability, mortgage, lien.

(5) Party A shall transfer the use right of the Piece of Land to Party B in accordance with Article 2.3 (infrastructure and conditions of the Piece of Land) herein.

(6) Party A shall, in accordance with Article 4.1 (handing over) herein, deliver the Piece of Land to Party B at the time as agreed, and assist Party B in applying for project construction.

(7) Party A warrants that, until Party B shall have obtained a certificate of real estate title under Party B’ name for the Piece of Land under this Contract, there is no actual or planned public facility, as required for any public utilities approved by the government, passing through the Piece of Land. If such “passing through” occurs after the date of handing over, and if Party B still wishes to use the Piece of Land, Party B may, in addition to the compensation from the government, have certain price for the land use right transfer paid hereunder refunded from Party A based on a reasonable assessment of adverse effects caused thereby on Party B.

(8) Party A shall, in accordance with Article 3.2.1(3) (payment schedule) herein and in a timely manner, handle matters as required for Party B’s obtaining the certificate of real estate title. If the Piece of Land cannot be registered under the name of Party B due to any reason attributable to Party A, Party B is entitled to require Party A to be liable for all damages incurred therefrom.

5.2 Representations and warrants of Party B

(1) Party B is a business corporation duly incorporated, validly existing and in good standing under the laws of China.

(2) Party B has gone through all formalities, obtained all registrations and approvals and has all powers under the applicable laws and regulations, as necessary to enter into and perform its obligations under this Contract.

(3) Party B has taken all internal steps as necessary to be authorized to enter into and perform this Contract; its representative signing this Contract has been duly authorized to do so, and this Contract shall be legally binding on Party B as of the effective date of the Contract.

(4) Party B warrants that it has sufficient funds to perform the Contract and the funds come from legal sources.

(5) Party B shall use the Piece of Land for the purpose as approved by the government, and abide by any and all planning targets for the Piece of Land under Appendix 3 hereto; without Party A’s written consent and approval of the government authorities concerned, Party B shall not make any change to the usage of or planning targets for the Piece of Land.

(6) Party B shall try to commence the construction within 6 months after the date of handing over and, in any event, shall commence the construction no later than 12 months after the date of handing over and complete the construction within 3 years after the commencement of the construction. Without authorization of the party concerned, Party B may not for any reason dig or occupy the land surrounding the Piece of Land. Where there is a need to temporarily occupy any surrounding land or road, Party B must obtain prior consents of the government authorities concerned and the possessor of the user of such land, and pay necessary expenses.

(7) During the construction, Party B shall not damage any surrounding road or aboveground or underground public facilities. In the case of any such damage, Party B shall be liable for restoration to the original state and bear all expenses incurred thereby. Party B shall also be liable for damages arising therefrom to Party A or any third party.

(8) Party B shall allow government administrative officers, public security officers, firemen, rescuers and their machines and vehicles to enter the Piece of Land and buildings thereon to perform their official duties or provide emergency service.

(9) Party B shall abide by the laws and regulations of China and relevant provisions of Shanghai municipal government and Pudong New Area government in all construction and management activities conducted on the Piece of Land.

5.3 Any party in breach of any of its representations and warrants under this Chapter shall be indemnify and hold harmless the other party from any and all claims, losses, liabilities, costs or expenses (including reasonable attorney fees) arising from such breach.

Chapter VI Limitations on Retransfer

6.1 Unless in any of the circumstances under Article 6.3 herein, Party B may not retransfer the use right of the Piece of Land or any building thereon to any third party in the period of 20 years from the date on which Party B obtains a certificate of real estate title under its name for the Piece of Land.

6.2 In this Chapter, “retransfer” includes selling, exchange and donation.

6.3 Party B may make a retransfer, if:

6.3.1 the retransfer is to made to Party A at the same price hereunder, or at a different price with Party A having the preemptive right under the same terms and conditions;

6.3.2 with consent of Party A, the retransfer is to made to a company held by Party B, and the investment and operation of such company are consistent with the industrial orientation of and overall planning requirements for Zhangjiang Semiconductor Industry Park; or

6.3.3 The retransfer is made otherwise with consent of Party A and in accordance with the requirements put forward by Party A.

6.4 Succession of rights and obligations in the case of retransfer

6.4.1 In the case of retransfer of the land use right due to a mortgage created or a retransfer made by Party B, the transferee shall be the successor of Party B’s rights and obligations hereunder. The retransfer contract and other related documents shall be provided to party A for the record.

6.4.2 Where Party B creates a mortgage on the Piece of Land or any building thereon, the mortgagee must accept the relevant provisions of this Contract and, if the mortgagee takes over Party B’s position with regard to the Piece of Land, all activities conducted by the mortgagee on the Piece of Land must be consistent with the relevant requirements for the Piece of Land and for Zhangjiang Hi-Tech Park. If during the term of use of the Piece of Land, the successor wishes to change the purpose of the Piece of Land, it shall obtain a prior approval of the government authorities concerned, and go through approval formalities according to the relevant provisions. The successor shall also abide by Article 3.1.3 herein.

6.5 Party B’s retransfer of the use right of the Piece of Land must be conditioned on meeting at least the following two requirements:

(1) Party B shall have paid in full the total price for the transfer of the user of the Piece of Land in accordance with Article 3.2 herein; and

(2) Party B shall have obtained a certificate of real estate title under its name for the Piece of Land.

The land use right may not be retransferred or subject to any mortgage, unless both of the foregoing requirements have been met at the same time.

Chapter VII Liabilities for Breach of Contract

7.1 Party A will be in breach of contract, if it:

7.1.1 hands over the Piece of Land without meeting requirements under Article 2.3 (infrastructure and conditions of the Piece of Land) herein;

7.1.2 fails to hand over the Piece of Land in accordance with Article 4.1 (handing over) herein;

7.1.3 violates any of its representations and warranties under Article 5.1 (representations and warranties of Party A) herein; or

7.1.4 violates any other provisions herein.

7.2 Party B will be in breach of contract, if it:

7.2.1 delays payment and, without justification, still fails to make the payment within 30 days after a reminder letter has been given;

7.2.2 uses or disposes of the Piece of Land in violation of any laws or regulations of China or Shanghai Municipality concerning land user transfers or any provisions of this Contract or any appendix thereto;

7.2.3 conducts any project on the Piece of Land, which causes environmental pollution in violation of relevant legal standards;

7.2.4 makes any change to the purpose of the Piece of Land without authorization, under which circumstance, Party A shall be entitled to terminate the Contract, require the government authorities concerned to cancel Party B’s land user certificate, and claim damages against Party B for Party B’s breach of contract; or

7.2.5 violates any other provisions herein.

7.3 In the case of any breach under Article 7.1, the party in breach shall pay the other party a default fine at 0.2% of the total price for the land use right transfer hereunder; In the case of any breach under Article 7.2, damages at the result of ¥1,000 and the number of days in breach, which means the number of days from the date on which the breach occurs to the date on which corrections are made, and the maximum of which is 60 days; in the case of any breach of any other provisions herein, the party in breach shall pay the other party damages based on the actual losses incurred by the other party as a result of such breach or, if it is impossible to determine the actual losses, damages at the result of ¥1,000 and the number of days in breach, which means the number of days from the date on which the breach occurs to the date on which corrections are made, and the maximum of which is 30 days.

7.4 If any party’s breach has causes actual losses of the other party more than the specified default fine, the party in breach shall pay the other party damages for the losses in excess of the default fine. The damages shall be determined based on the actual losses either by the parties or by a third party in the place of performance of the Contract and with professional authority, as appointed jointly by the two parties.

7.5 Any default fine or damages shall be paid within 10 days from the date of breach; if a breach continues to exist after the payment of a fine or damages, the party in breach shall still be liable to pay a default fine or damages until corrections have been made.

7.6 If Party B fails to commence use of the Piece of Land in accordance with the Contract within two yeas after Party B’s obtaining of the certificate of real estate title, Party A shall be entitled to require the government authorities concerned to revoke Party B’s use right of the Piece of Land.

7.7 In the case of Party A fails to delivery the land or delays in obtaining the Property Ownership Certificate for Party B, Party A shall pay Party B a default fine under Article 3 herein, and shall assume liabilities as follows:

7.7.1 If Party A fails to delivery the land to Party B or delays in obtaining the Property Ownership Certificate for Party B after a reminder letter has been given for 30 days, Party B shall be entitled to unilaterally terminate the Contract, and take the paid land transfer fee back; however, in the case of the abovementioned delay, with a written request by Party A, Party B may choose to grant Party A a grace period not exceeding 60 days. During the grace period, Party A shall still perform its obligations hereunder and shall pay Party B a default fine for its delay in payment.

7.7.2 If Party A still fails to delivery the land to Party B or delays in obtaining the Property Ownership Certificate for Party B after the grace period has ended, Party B shall be entitled to unilaterally terminate the Contract.

7.7.3 The refund of the land transfer fee under Article 7.7.1 and 7.7.2 herein shall be made as follows: Party A shall refund to Party B all the land transfer fee and the default fine after 30 days of the issuance of Party B’s notice to terminate the Contract.

7.8 In the case of Party B’s delay in payment, Party B shall pay Party A a default fine at 0.4% of the due but unpaid amount as of the date of breach, without paying any default fine under Article 7.3 herein, and shall assume liabilities as follows:

7.8.1 If Party B delays payment of any installment and, without justification, still fails to make the payment within 30 days after a reminder letter has been given, Party A shall be entitled to unilaterally terminate the Contract, and set aside certain amount, as a guaranty of payment, from the amount already paid by Party B (see Article 7.8.3 herein for details); however, in the case of the abovementioned delay, with a written request by Party B, Party A may choose to grant Party B a grace period not exceeding 60 days. During the grace period, Party B shall still perform its obligations hereunder and shall pay Party A a default fine for its delay in payment.

7.8.2 If Party B still delays the payment after the grace period has ended, Party A shall be entitled to unilaterally terminate the Contract and set aside certain amount, as a guaranty of payment, from the amount already paid by Party B (see Article 7.8.3 herein for details).

7.8.3 The setting aside of guaranty of payment under Article 7.8.1 and 7.8.2 herein shall be made as follows: Party A shall set aside an amount at 5% of the total price for the land use right transfer hereunder from the amount already paid by Party B, and refund to Party B the remaining sum of the amount already paid by Party B after setting off the specified default fine; if the amount already paid by Party B is not sufficient to pay the default fine, Party A shall be entitled to recover it from Party B.

7.9 If Party B violates the provisions of Chapter VI herein by making any retransfer without notice to Party A, Party A shall be entitled to put a stop to such retransfer, or even terminate the Contract.

7.10 If Party B doesn’t transact the land certificate according to the character of this Piece of Land which fixed by this Contract due to related change or coordination of land policy from government, Party A shall not undertake any liability.

Chapter VIII Settlement of Disputes

8.1 The conclusion, validity, dissolution and performance of and settlement of disputes arising from or in connection with this Contract shall be governed by the laws of China and relevant regulations of Shanghai Municipality.

8.2 Any dispute arising from or in connection with this Contract shall be settled by the parties through friendly consultations. If the dispute cannot be settled within 30 days after any party has proposed settlement through consultations, it shall be settled as follows:

8.2.1 Any party may submit the dispute to China International Economic and Trade Arbitration Commission, Shanghai Sub-commission for arbitration according to its then current arbitration rules, provided that no summary procedure shall be applied in any event. The arbitration award shall be final and legally binding on the parties. Unless otherwise ordered in the award, all expenses arising from the arbitration (including without limitation the application fee, trial fee, travel expenses and actual attorney fees) shall be borne by the losing party.

Chapter IX Miscellaneous

9.1 Force majeure

If any party is unable to perform the Contract due to any force majeure event, the party shall promptly give notice to the other party and, within 15 days, provide to the other party the details of the event, as well as the ground and valid proof for the impossibility or delay of performance. The parties may, in light of the effects of the force majeure event on the performance of the Contract, decide through consultations to terminate the Contract, partially exempt the affected party from performance of the Contract, or postpone the performance of the Contract.

In this Contract, “force majeure” means earthquake, flood, windstorm, epidemic diseases, war, terrorism events and any other event that is unforeseeable, unpreventable or unavoidable. Changes of the current laws or regulations of China and/or changes made by the planning authorities to any planning parameter of the Piece of Land and delays or changes resulting from the examination and approval procedures conducted or requirements put forward by the government authorities concerned for company incorporation or project construction on the part of Party B, which may materially and adversely affect Party B’s project, shall also be regarded as force majeure events.

9.2 Supplemental rules

Matters not covered herein shall be governed by a separate written agreement as may be reached by the parties through consultations, which agreement shall be an integral part of this Contract and have the same legal force and effect as the Contract. The Contract may be modified by agreement between the parties, with the modifications submitted to the notary agency notarizing this Contract. The parties shall perform their respective obligations according to the original provisions of the Contract until the modifications become effective.

9.3 Execution, renewal and termination of the Contract

9.3.1 This Contract shall become effective upon it has been signed and sealed by the legal or authorized representatives of both parties.

9.3.2 If Party B wishes to continue to possess the use right of the Piece of Land after the expiration of the term of use, it shall apply for a renewal three months before the expiration according to the relevant provisions.

9.3.3 If no such renewal is made according to the preceding paragraph, Party B shall return the Piece of Land to the government according to the relevant provisions, with the buildings and attachments on the Piece of Land handled according to the relevant provisions, and the Contract shall terminate automatically.

9.4 Retroactive effect of new laws and regulations

Any modifications made to the relevant laws or regulations and any new relevant laws and regulations of China and Shanghai Municipality shall have retroactive effect on this Contract in effective. The parties shall modify the Contract accordingly in a timely manner so as to protect their legitimate rights and interests.

9.5 Confidentiality obligation

Without prior written consent of the other party, neither party may disclose this Contract in whole or in partial to any third party. Any party violating this confidentiality obligation shall be liable for damages to the other party. The amount of damages shall be determined based on the direct and indirect losses incurred by the other party as a result of such disclosure.

9.6 Counterparts

There are six counterparts of this Contract. Party A and Party B shall each hold two counterparts, and the notary agency and the land administration authorities shall each hold one counterpart.

9.7 Appendices

The following documents constitute integral parts of the Contract and have the same legal force and effect as the text of the Contract:

Appendix 1: Location Map for the Piece of Land

Appendix 2: Land Boundary Map

Appendix 3: Approval regarding “The Detailed Layout of the Phase II Land in Zhangjiang Semiconductor Industrial Area” (Pu Fu [2005] 096)

Appendix 4: Land Handing over Memo

9.8 Notice and service

Any notice hereunder shall be in writing and in Chinese and be sent:

(1) by prepaid registered mail, return receipt requested;

(2) by facsimile; or

(3) by cable, telex or any other means that may provide a written record of the content of the notice.

In the case of notice sent by registered mail, the date of receipt indicated in the return receipt shall be the effective date. In the case of notice sent by facsimile, the date of receipt as recorded by the receiver’s facsimile machine shall be the effective date, provided that, if the time of receipt as recorded by the facsimile machine is after local 5:00 p.m. of the receiver’s working day, the notice shall be deemed to have been received at local 9:00 a.m. of the next working day of the receiver. Notice sent in any other manner shall become effective when it is received by the addressee.

For the purpose of this Article 9.8, the addresses of the parties are as follows:

Address of Party A: No. 3000 Longdong Avenue, Pudong New Area, Shanghai, 201203

Facsimile number of Party A: 86-21-58558806

Address of Party B: A Area, 6th Floor, 696 Songtao Road, Zhangjiang Hi-tech Park, Shanghai, 201203

Facsimile number of Party B: 86-21-50807611

The abovementioned addresses and numbers are subject to changes as may be notified in writing by either party.

(No content below)

(Signature page)

Party A: Zhangjiang Semiconductor Industry Park Co., Ltd

Legal representative (or authorized representative):

Party B: Vimicro Hi-Tech Corporation

Legal representative (or authorized representative):

, 2007
Pudong New Area, Shanghai

Appendix 1

Location Map for the Piece of Land

张江集成电路产业区项目分布示意图

集电港一期
研发大楼
集电港一期
标准厂房
集电港二期东部地块
集电港二期西部地块
创业公寓
创业公寓
环旭I期
环旭II期
日月光
日月光
日月光
日月光
北大
清华
展讯通讯
展讯通讯
中星微
RFID
加油站
22万伏电站
外环运河绿带
高压走廊
可扩展用地
外环

Appendix 2

Land Boundary Map

Date of acceptance: 24-01-2007

Number: 07-059A-1

Result No: 200700112634

Investigation Report on Housing and Land Ownership

Commissioned by: Zhangjiang Semiconductor Industry Park Co., Ltd., Shanghai, China (ZSIP)

Project Type: acreage check and ratification

Project Name: Plot 1-4, Zone B, Riverfront Harbor, Zhangjiang

Investigator (signature): Chu Yineng

Investigation Institute (seal): Shanghai Housing and Land Surveying and Mapping Center

01-06-2007

This document is produced under the supervision of Shanghai Housing and Land Surveying and Mapping Administration Office

Contents

1.	Technical Instructions for Land Surveying and Demarcating

2.	Form of Investigational Results for Written Confirmation (Table 1)

3.	Form of Acreage Survey (Table 2)

4.	Functional Breakdown of Constructional Land (Table 3)

5.	Schedule of Collective-Owned Land Titles and Classification (Table 4)

6.	Schedule of State-Owned Land Titles and Classification (Table 5)

7.	Schedule of State-Owned Land Ownership and Current Use Classification (Table 6)

8.	Summary of Plot Acreage Alteration (Table 7)

9.	Survey Scope Delineation (Table 8)

10.	Schedule of Boundary Mark Coordinates (Table 9)

11.	Boundary Markers (Table 10)

12.	Appendix:

1)	Qualification Certificate of the Housing and Land Investigation Institute (copy)

2)	Qualification Certificate of the Housing and Land Investigator (copy)

3)	Other Appendixes to the Land Title Investigation

4)	Form for Confirmation of Housing and Land Investigation Results

Technical Instructions for Land Surveying and Demarcating

Shanghai Housing and Land Surveying and Mapping Center carried out a survey and demarcation on June 1, 2007, to determine the acreage and boundary of the Plot 1-4, Zone B, Riverfront Harbor, Zhangjiang which are owned by Zhangjiang Semiconductor Industry Park. The total acreage surveyed and mapped is 21122.7 square meters.

The original data are provided by the client or downloaded from the mainframe of Shanghai Municipal Housing, Land and Resource Administration Bureau.

The document is based technically on the National Land Classification (for trial use) (Guo Tu Zi Fa [2001] No. 225), the Specifications for Cadastral Survey of Housing and Land of Shanghai, and the Graphic Cadastral Map of Shanghai.

The compliance is confirmed by self and mutual inspections.

Form of Investigational Results for Written Confirmation

(Table 1)

Client	Zhangjiang Semiconductor Industry Park Co., Ltd.	Handler	Zhu Gang
Client Name	3000, Longdong Avenue	Telephone	5855888
Commissioning Date	Jan 24, 2007	Post Code
Land No.	Plot 5/86, Neighborhood (Village) 15, Zhangjiang Hi-tech Park, New Pudong District
Land Purpose	Commercial R&D	Land Use Form	Check and ratification
Related Documents		Nr. of Boundary Marks	6
New Plot Acreage after Investigation	21122.7 (square meters)
Map No.	II 13/59—II14/60
Signature and Notes for Housing and Land Investigator

Investigator (signature): Chu Yineng (Shanghai Housing and Land Surveying and Mapping Center (seal)) Date: June 1, 2007

Form of Acreage Survey

Table 2        Unit: square meter

		Total	Agricultural Land	Where: Arable Land	Constructional Land	Unused Land	Note
Land Expropriation	Constructional Land
	Planned Road
	Land for Requisition
	Land for Vegetation
	Planned Watercourse
	Flood Channel
	Others
	Subtotal	0	0	0	0	0
Land Resumption	Constructional Land	21122.7			21122.7
	Planned Road
	Land for Requisition
	Land for Vegetation
	Planned Watercourse
	Flood Channel
	Others
	Subtotal	21122.7	0	0	21122.7	0
Total	Constructional Land	21122.7			21122.7
	Planned Road
	Land for Requisition
	Land for Vegetation
	Planned Watercourse
	Flood Channel
	Others
	Subtotal	21122.7	0	0	21122.7	0
Substitution	Substitute
	For
Temporary Land Use (state-owned land)
Temporary Land Use (collective-owned land)
Acreage Ratified		21122.7
Total Acreage Surveyed		21122.7
Brief Introduction

Functional Breakdown of Constructional Land

Table 3        Unit: square meter

		Total	Agricultural Land	Where: Arable Land	Constructional Land	Unused Land	Note
Land Expropriation	Constructional Land 1
	Constructional Land 2
	Constructional Land 3
	Constructional Land 4
	Constructional Land 5
	Constructional Land 6
	Constructional Land 7
	Constructional Land 8	0	0	0	0	0
	Constructional Land 9
	Constructional Land 10
	Constructional Land 11
	Constructional Land 12
	Constructional Land 13
	Constructional Land 14
	Constructional Land 15
	Constructional Land 16
	Others
	Subtotal
	Constructional Land 1	21122.7			21122.7		Qiu5/86
	Constructional Land 2
	Constructional Land 3
	Constructional Land 4
	Constructional Land 5
	Constructional Land 6
	Constructional Land 7
	Constructional Land 8
Land Resumption	Constructional Land 9
	Constructional Land 10
	Constructional Land 11
	Constructional Land 12
	Constructional Land 13
	Constructional Land 14
	Constructional Land 15
	Constructional Land 16
	Others
	Subtotal	21122.7	0	0	21122.7	0
Brief Introduction

Schedule of State-owned Land Ownership and Classification

Pudong New Area    Zhangjiang Hi-tech Industry Park    Table 5    Unit: square meter

Original Ownership	Constructional Land	Planned Road	Land for Vegetation	Planned Watercourse	Flood Channel	Affiliated Demolition	Others	Total	Note
Shanghai Zhangjiang Semiconductor Industry Park Co., Ltd.	21122.7							21122.7
Total	21122.7							21122.7

This schedule is produced by: Chu Yineng; Reviewed by: Tao Weijie

Schedule of Land Ownership and Current Use Classification

Pudong New Area    Zhangjiang Hi-tech Industry Park    Table 6    Unit: square meter

Unit Name			Shanghai Zhangjiang Semiconductor Industry Park Co., Ltd.					Total
	Land Class/Code	Land Use Form	Check and ratification
Agricultural Land	Others							0
	Subtotal	0	0	0	0	0	0	0
Constructional Land	Other commercial services	214	21122.7					21122.7
	Others							0
	Subtotal		21122.7	0	0	0	0	21122.7
Unused Land	Others							0
	Subtotal		0	0	0	0	0	0
Total Acreage			21122.7	0	0	0	0	21122.7

This schedule is produced by: Chu Yineng; Reviewed by: Tao Weijie

Summary of Plot Acreage Alteration

Pudong New Area    Zhangjiang Hi-tech Industry Park    Table 7    Unit: square meter

Street (Town) Neighborhood (Village)	Former Plot No.	Land Ownership		Total Acreage	Plot Used	Plot Unused	Note
		State-owned	Collective-owned
Zhangjiang Hi-tech Industry Park-15	5/83			1833084.8	21122.7	1811962.1
Total				1833084.8	21122.7	1811962.1

This schedule is produced by: Chu Yineng;    Reviewed by: Tao Weijie

Survey Boundary Delineation

This delineation is produced by: Chu Yineng;    Reviewed by: Tao Weijie

Schedule of Boundary Mark Coordinates

Table 9

Mark No.	Distance (M)	Ordinate (X)	Abscissa (Y)	Radius	Marker Material	Marker Type	Note
1	82.34	-2595.562	14708.220				Constructional Land
2	80.39	-2591.120	14790.438				Constructional Land
3	134.38	-2586.783	14870.713				Constructional Land
4	80.28	-2721.164	14870.713				Constructional Land
5	82.22	-2721.164	14790.438				Constructional Land
6	125.60	-2721.164	14708.220				Constructional Land
7		-2595.562	14708.220				Constructional Land

This delineation is produced by: Chu Yineng;    Reviewed by: Tao Weijie

Appendix 4:

Form for Confirmation of Housing and Land Investigation Results

Acceptance No: 200700112634

This is to certify that the housing and land investigation results for the project as in the following complies with the requirement for database entry in accordance with the technical specifications for the cadastral information system.

Client	Zhangjiang Semiconductor Industry Park Co., Ltd.

Item Name	Plot 1-4, Zone B, Riverfront Harbor, Zhangjiang

Project Type	Acreage check and ratification

Investigation Institute	Shanghai Housing and Land Surveying and Mapping Center

Investigator	Chu Yineng

New Plot No.	Plot 5/86, Neighborhood (Village) 15, Zhangjiang Hi-tech Park, New Pudong District

Map No.	II 13/59—II14/60

Total Acreage Surveyed	21122.7

New Plot Acreage	21122.7

Total Floor Area

Quality Evaluation

Note

Shanghai Housing and Land Surveying and Mapping Administration Office (seal), June 1, 2007

Appendix 3

Approval regarding “The Detailed Layout of the Phase II Land in Zhangjiang Semiconductor Industrial Area” (Pu Fu [2005] 096)

Shanghai Urban Planning and Design Research Institute

Planning Design Certificate No: 021028

Planning Design Certificate Registration: Level A

Task No:	03-88-Pudong B

03-88-Municipal 52

03-88-Road 44

Project Name: Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Investigation)

President and/or Vice President of Institute: Zhang Shiyu

Chief Engineer of Institute: Zhao Wanliang

Responsible Branch: Pudong Branch

Chief of Branch: Shen Guoping

Chief Engineer of Branch: Wang Jialu

Participant Unit: Municipal Branch, Road Branch

Chief of Branch: Chen Kesheng, Gao Yue

Chief Engineer of Branch: Xu Guoqiang, Zhang Yan

Project Manager: Qian Xin

Main Participants: Shen Hong, Xu Jianjian

Shanghai (Reply)

Pu Fu [2005] No. 96

Reply from the People’s Government of Pudong New Area on approval of the Regulatory Detail Planning for the Second-Phase Development area of Zhangjiang Semiconductor Industry Park

To Zhangjiang Functional Areas Management Committee

Dear Sirs,

Your Letter for the instruction on the Regulatory Detail Planning for the Second-Phase Development area of Zhangjiang Semiconductor Industry Park (Hu Pu Zhang Guan [2005] No. 9) has been duly received, upon review and discussion, this government hereby replies as follows:

I.	This government agrees in principle to the planning which is for the land use area of 127ha. east to Shenjiang Road, south to Zu Chongzhi Road, west to the green belt of Pudong Canal and north to Hi-Tech Road;

II.	This government agrees in principle to the division of three functional areas, i.e. the Research and Office Area, the Microelectronic Production Area and the Dormitory for Employees.

III.	The total land used under the planning is 127ha., including 4.42ha. for commercial services, 8.32ha. for commercial R&D facilities, 0.56ha. for heath care facilities, 0.77ha. for religious use, 40.62ha. for Class I industrial land use, 32.59ha. for worker’s dormitory, 2.83ha.used to support the dormitory by providing public facilities, 1.09ha. for municipal facilities, 12.22ha. for public green spaces, 21.16ha. for urban roads and 2.42ha. for water areas.

1

i. Planning

(I) Land Use Layout Planning

1. Planning Structure

The planning divides the second-phase development area into three parcels along Shengxia Road and Yindong road: the northeastern parcel is designed mostly as the plant of ASE Group. The parcel which is located south to Yindong Road is the site that will be used to provide the living facilities for the employees of ASE group. The northwestern parcel is the zone mostly for R&D and education.

An industrial belt of R&D and education is formed along the trunk road, which consists of the R&D zone and the land for R&D and complementing services under the first-phase development along Shenjiang Road and Longdong Avenue. Currently Pudong Microelectronics school of Peking University and Shanghai Microelectronic R&D Center of Tsinghua University have expressed their intentions to develop Plots 1-6 and 1-7. Considering the characteristics of education al research and development industrial ,to satisfy the market growing needs thereof, an appropriate area should be reserved for public facilities south to Zu Chongzhi Road and close to Shengxia Road. According to the agreement executed during the land acquisition (“condemnation”) the space in the parcel close to Shengxia Road, north to Yindong Road, East to Chuangxin Road is reserved to build a church.

The south parcel, which provides land for living facilities, contains dormitories, as well as some public buildings, for the basic living needs of the employees.

The northeast parcel which is designed for electronic production includes some sporting facilities for the employees and centralized green spaces, as well as a factory area of about 40.62ha. The remaining land is reserved for municipal facilities and public buildings supporting the worker’s dormitories, including administrative management offices, daycare centers and health care facilities.

2. Public Utilities

1) Study of public Facilities

The project requires that the areas of dormitory should meet the accommodating demand of 70,000 employees. The total floorage required is estimated to be around 700,000 sq. m.

For such a concentrated dormitory occupancy, the Planning Department of Pudong New Area Development Planning Bureau held a seminar to study the configuration of public utilities. Officials from Zhangjiang Functional Areas Management Committee, the Social Development Bureau, the Labor Bureau, the Construction Bureau (General Transportation Department and Housing Office), Zhangjiang Riverfront Harbor Company and this government attended the seminar. The discussions during the meeting and written recommendations from the attending departments and bureaus were summarized by Pudong New Area Development Planning Bureau to form the Memorandum of Understanding on the Issues over regulatory detail planning for Second-Phase Development of Zhangjiang Riverfront Harbor(“MOU”).

The MOU states that “the detail planning shall refer in principle to the standards for urban residences, considering the actual use of the dormitory zone of ASE Group as a residential area and the large residents therein”. The planning herein firstly summarized the relevant contents in the Standard for Public Utility Configuration in Urban Residences (DGJ08-55-2002, JL0189-2002).

The planning adopts three control requirement of “necessary to set up public service facilities”, “setting up part public service facilities” and “unnecessary to set up public service facilities “, to access the urban residential community, and explains respectively all the items of the public utilities in urban residences. The analysis report was presented to the meeting to solicit opinions and suggestions from various parties.

2

The items and control indexes, as determined by the planning, are classified into Independent Configurations and Comprehensive Configurations to save as much land as practicable. Independent Configurations are configured according to the regulations concerned; for comprehensive configurations, the land use is controlled at 2.5 times the FAR to form a concentrated community center.

Various facilities are analyzed as follows:

Administrative management facilities should be provided on the basis of per-thousand people indexes for public utilities of residential areas, to meet the need to manage community affairs, security and properties. The administrative management center is planned to be located in the factory area and constructed together with some of the management facilities of the company.

Cultural and sports facilities should be provided on the basis of per-thousand people indexes for public utilities of residential areas, to meet the need of employees for cultural and entertainment activities, study, body-building and leisure.

For educational facilities, two nurseries are planned for care, fostering and education of children below 3 years old, considering the long-term operation of ASE Group and the absolute majority of female employees (approximately 80%). The two nurseries are arranged at one site for the purpose of economy and management in land use.

For health facilities, a health care center is provided, considering the residential population and the health care facilities of the enterprise.

Public transportation facilities are provided on the basis of the residential population and the required configuration for residential areas.

Public green spaces are provided on an overall scale, considering the characteristics of the industrial zone and the surrounding large green belts (on the outer ring road).

Statistically the complementing independent public utilities for the dormitory area require a land area of 1.99ha (including 0.57ha. for municipal use), with a floorage of 13,100 sq. m.; the public utilities provided on an overall scale require a land area of 1.93ha., with a floorage of 48,200 sq. m. (the comprehensive complementing public buildings are arranged at one site at an FAR of 2.5).

The planning is prepared on the above basis, where the land use and floorage of the complementing public utilities are not less than the above.

See the following schedule for details:

2) Planning for public utilities complementation

Pursuant to above study, the public service facilities require a land area of about 3.91ha. (Including those for municipal facilities).

In view of the requirements of ASE Group, a certain proportion of the factory use land may be used to support dormitory zone by providing public service facilities, on the condition that the dormitory use land can be guaranteed.

On the basis of the usage requirement, bus terminals, environmental sanitation service stations and a comprehensive complementing community center are located south to Yindong Road. The comprehensive complementing community center (see the schedule above) occupies a land area of 1.94ha., at an FAR of 2.5.

The 35KV transformer stations, the NG pressure reducing stations, the nurseries, the administrative management center and the health care center are arranged north to Yindong Road, to connect with the factory area. The administrative management center and the health care center are provided at a higher FAR if appropriate, together with the management land use and hospital land use of the factory respectively.

3

The index for the land use of complementing public buildings (excluding municipal facilities) for the dormitory is 404 sq. m. per thousand people, and that for the floorage is about 856 sq. m. per thousand people. The corresponding land use for the complementing public buildings is 2.83ha., with a floorage of 59,900 sq. m..

(II) Planning for river ways and water systems

Chuangxin River is the main river way in the planning, which runs through the southwest corner of the industrial base. The planning adjusts the direction of the river by making it run along the central landscape axis of the R&D zone in the neighborhood east to Shenjiang Road, so as to extend the central landscape vision of the R&D zone. According to the planning of the water affairs department, the planned blue line width of Chuangxin River is 32m, with flood channels of 6m wide each on either side.

(III) Planning for road transportation

The direction of Yindong Road is adjusted on the constructional need of ASE Group in order to meet the demand for land use spaces and processes of the production zone.

Schedule of Urban Road Planning and Values

Road Name	Planning Class	Red Line Width (M)	Green Belt Width (M)	Note
Shenjiang Road	Express way	70	15

Hi-Tech Road	Arterial road	50	20

Zhangdong Road	Subarterial road	40	10	South to Dangui Road
ZuChongzhi Road	Subarterial road	32	10 (30 in the south)	West to Zhangdong Road
	Branch road	24	/	East to Zhangdong Road

Yindong Road	Branch road	24	/

Shengxia Road	Branch road	24	/

Fangchun Road	Branch road	24	/

1. Planning index:

For the region, the road area ratio is 16.7% and the density of network is 4.54KM per square KM.

2. Planning for road crossings:

Shenjiang Road meets Hi-Tech Road at an interchange; Shenjiang Road meets Yindong Road and Zu Chongzhi Road at grade separations without ramps; and other roads cross each other at grade crossings. To reduce disturbance to Hi-Tech Road, traffic control is applied to the crossing between Fangchun Road and Hi-Tech Road, where vehicles come in and out on the right side.

3. Control of entrances and exits:

It is forbidden to set on Shenjiang Road or Hi-Tech Road any entrance and/or exit for the plot; the entrances and/or exits at other locations should keep at least 80m away from any road crossing or at least 50m under special conditions.

4. Planning for railway transportation:

Line 2 of the railway transportation, i.e. the city-wide expressway railway Line R2, runs through the areas under the planning along the south of Zu Chongzhi Road, where no stations are provided.

4

5. Gas station:

A gas station is provided under the planning, occupying a land area of 0.38ha., as required by Zhangjiang Semiconductor Industry Park.

6. Regular buses:

The south supporting facility zone for the employees will accommodate around 70,000 residents. For their travel convenience, a junction station is planned south to Yindong Road, which occupies a land area of around 2,500 sq. m., from where three routes of buses depart. Also, Zhangjiang Town Station of Subway Line 2 can be used for travel, which is planned in the northwest of the plot for the second-phase development.

In the far future, a ring of public transportation rotes may be planned for the entire development zone, after the gradual development and complementation of the middle and south areas.

7 Static transportation:

Parking lots should be provided to support the land for commercial services, R&D office and the church. The standard configuration is 1 parking per 150 square-meter floorage for commercial services; 1 parking lot per 100 square-meter floorage for R&D and office work; 1 parking lot per 100 square-meter floorage of the church; and 1 parking lot per 100 square-meter floorage for health care facilities. The total parking spaces are 2,350 for these four parts. The parking lot for the industrial plot, including the dormitory zone and the supporting facility zone, is determined by the factory on its sole discretion.

8. Internal passages in the plot:

For Neighborhood 1, the internal public passages within Plots 1-4 and 1-6 must be used to connect with the urban roads because any entrance or exit at Shenjiang Road is strictly controlled. The public passages should be arranged with the landscape green belt in the R&D industrial zone. To ensure a smooth traffic, the width of the public passages is controlled at 8~10M (including sideways), with reference to the arrangement of the schematic drawing of public passages.

Plots 4-2 and 4-5 in Neighborhood 4 are both for the dormitory use to complement the industry, where the entrances and exits are designed uniformly.

(IV) Planning for greening system:

The public green spaces are 12.22ha, accounting for 9.6% of the total land under planning.

The greening ratio is required to reach 35% for the R&D area, 30% for the factory area, and 30% or above for the supporting facility dormitory area.

The planning requires an intercepting green belt between industrial plot east to Shengxia Road and the R&D plot, which sets back 15m against the right-of-way line within the industrial plot. North to Yindong Road and east to Zhangdong Road is required a street green belt of 20m wide to separate the disturbance to the dormitory area. If no special requirements are provided along the various roads, the buildings must set back 5m for the green belt.

For the requirement for environmental landscapes, the central green belt of the R&D zone is widened to 50m, while extending the central green belt of the R&D zone in the first-phase development plot.

5

(V) Planning for complementing municipal facilities

1. Water supply

The water supplying the second-phase industrial development area comes from Linjiang Water Plant and Lingqiao Water Plant in the short term and from Jinhai Water Plant (under planning) in the long run. It is estimated that the second-phase industrial development area will need 155,000 cubic meters of water per day (including 140,000 cubic meters per day for the industrial area).

Because of the special demands of the water, the centralized water usage and the huge water flow per hour, a reservoir pump station is planned to be set up near the water mains at Shenjiang Road and Hi-Tech Road, which covers a land area of about 2ha.

Water supply and distribution pipes will be laid underground to meet users’ demands of water.

2. Gas

Currently Zhangjiang Semiconductor Industry Park has been using the natural and clean gas from the East Sea which contains a high caloric value. It is estimated that by 2010 the second-phase industrial development area will require about 70,000 Nm3 per day in the summer and about 930,000Nm3 per day in the winter. Because of the huge demand of gas in the winter and the very large peak difference between summer and winter, it is difficult to strike a balance in the total gas supply of Shanghai. As a result, the contractors should consult the gas supply department to establish the gas supply plan as soon as practicable.

In the short term, the gas supplied for the industry park comes from the high and medium pressure reducing NG station under planning which is east to Shenjiang Road and south to Longdong Avenue. In the long run, a high and medium pressure reducing NG station is schemed to be built at the northeast corner of Zhangdong Road and Yindong Road, which covers a land area of about 1,200 sq. m.

With the construction of new roads, High and medium pressure gas pipes are laid to form a complete gas supply system and meet the users’ demand.

3. Rainwater

In Zhangjiang Semiconductor Industry Park, the drainage system diverts rainwater from sewage. For the second-phase industrial development area, rainwater is collected by the rainwater carrying pipe laid under the roads. It runs from south to north, flowing into the current rainwater pumping station south to Lvjiabang and west to Zhangdong Road. The designed volumetric flow rate of the rainwater pumping station is about 17.7 cubic meters per second. The rainwater is pumped to Lvjiabang. The storm recurrence interval is measured in terms of one year, and the runoff coefficient is 0.3 in the area of the planned green spaces and 0.6 in other areas.

4. Sewage

According to the planning, the sewage produced in the supporting facilities area runs from west to east and from south to north , flowing into the current sewage pumping station north to Lvjiabang and west to Friendship River, The sewage is pumped though second-phase sewage treatment pipeline under Longdong Avenue to the treatment plant at Bailong Harbor. After treatment, it is drained to the Yangtze River. Because the industrial sewage far exceeds the capacity of sewer system, the industrial sewage will be treated separately. The industrial sewage will be drained to the nearest riverway after treatment.

5. Power supply

It is estimated that the electrical load for the second-phase industrial area is about 277,000KWH .The industrial electrical load is about 242,000KWH. Therefore, a 220KV user transformer station is required within the industrial land, and the upstream electricity is supplied by the 500KV Gulu Transformer Station. The 220KV transformer station covers a land area of about 0.5ha which is suggested to locate at the northwest corner of

6

the crossing between Yindong Road and Fangchun Road. Another 35KV transformer station is also planned to be built at the northeast corner of the crossing between Yindong Road and Shengxia Road, which provides the power supply to other users in the park. With the construction of new roads, pipe banks or power cables are laid underground to ensure the users’ demand for power.

6. Telecommunication

The signal line for the second-phase development is from the existing Zhangdong Telecommunication station building (which is constructed together with the telecommunication base), with an installed capacity of 60,000 lines. It is estimated that about 22,000 pairs of signal lines will be needed in the second-phase industrial development area. Telecommunication ducts of 9-33 holes are planned to be laid with the construction of new roads.

7

(IV) Appendix

Balance Sheet of Land Use Planning

Land Use Class	Land Area (ha.)	Proportion (%)
Commercial services	4.42	3.5%
Commercial R&D	8.32	6.6%
Health care	0.56	0.4%
Religious sites	0.77	0.6%
Primary industry	40.62	32.0%
Complementing dormitory for industry	32.59	25.7%
Complementing public buildings for dormitory	2.83	2.2%
Municipal utilities	1.09	0.9%
Public green spaces	12.22	9.6%
Urban roads	21.16	16.7%
Water areas	2.42	1.9%
Total	127	100.0%

Economic & Technical Indexes

Item	Quantity	Unit
Total land use	127.00	Ha.
Total floor area	169.03	10,000 sq. m.
Where: commercial services	8.84	10,000 sq. m.
R&D	16.64	10,000 sq. m.
Church	0.31	10,000 sq. m.
Primary industry	64.99	10,000 sq. m.
Complementing dormitory for the industry	71.70	10,000 sq. m.
Complementing public buildings for the dormitory	5.99	10,000 sq. m.
FAR	1.33	10,000 sq. m./ha.
Complementing parking lot	2350	Number

8

Schedule of Control Indexes for Plots under Planning

Plot No.	Land Use Class	Land Area (ha.)	FAR	Building Capacity (sq. m.)	Density (%)	Height Limit (m)	Green Space Ratio (%)	Entrance. & Exit for Vehicles	Parking Spaces	Setback Distance (m)				Note
										E	S	W	N
1-1	G1	1.77	—	—	—	—	—	—	—	—	—	—	—

1-2	C2C6	2.18	2.0	43600	30	50	35	E, N	440	25	9	10	—	Where the floorage of C2 buildings is less than 30%

1-3	C2	2.33	2.0	46600	30	50	30	E, N	310	8	9	25	—	Mostly hotel-style apartment buildings

1-4	C2C6	2.09	2.0	41800	30	50	35	E	420	25	9	10	9	Where the floorage of C2 buildings is less than 30%

1-5	C2	2.09	2.0	41800	30	50	30	E	280	8	9	25	9	Mostly hotel-style apartment buildings

1-6	C2C6	2.02	2.0	40400	30	50	35	E	400	25	—	10	9	Where the floorage of C2 buildings is less than 30%

1-7	C2C6	2.03	2.0	40600	30	50	35	E	410	8	5	25	9	Where the floorage of C2 buildings is less than 30%

1-8	E1	0.7	—	—	—	—	—	—	—	—	—	—	—

1-9	G1	0.21	—	—	—	—	—	—	—	—	—	—	—

1-10	G1	0.95	—	—	—	—	—	—	—	—	—	—	—

1-11	C9	0.77	0.4	3080	30	50	40	E, S	30	5	8	—	9	Church

1-12	U29	0.38	—	—	—	—	—	—	—	—	—	—	—	Gas station

2-1	G1	2.14	—	—	—	—	—	—	—	—	—	—	—

2-2	M1	14.57	1.6	233120	50	30	30	E, S, W, N	—	—	5	—	—

2-3	U12	0.31	—	—	—	—	—	—	—	—	—	—	—	35KV transformer station

2-4	M1C	0.36	2.0	7200	40	30	30	S	—	5	5	5	5	Administrative management center (including some administrative occupancy of the enterprise)

2-5	M1C	0.53	0.8	4240	40	10	30	S	—	5	5	5	5	Nursery

2-6	C5	0.56	1.0	5600	40	30	30	E, S	60	5	5	5	5	Health care center

3-1	G1	2.18	—	—	—	—	—	—	—	—	—	—	—

9

3-2	M1	26.05	1.6	416800	50	30	30	E, S, W, N	—	5	—	—	—

3-3	U13	0.12	—	—	—	—	—	—	—	—	—	—	—	NG pressure reducing station

3-4	G1	0.8	—	—	—	—	—	—	—	—	—	—	—

4-1	G1	1.48	—	—	—	—	—	—	—	—	—	—	—

4-2	M1R	7.42	2.2	163240	35	50	30	E, N	—	—	—	—	8

4-3	E1	1.72	—	—	—	—	—	—	—	—	—	—	—

4-4	M1R	7.65	2.2	168300	35	50	30	E, N	—	8	—	—	8

4-5	G1	0.73	—	—	—	—	—	—	—	—	—	—	—

5-1	U21	0.25	—	—	—	—	—	—	—	—	—	—	—	Bus departure terminal

5-2	U42	0.03	—	—	—	—	—	—	—	—	—	—	—	Environmental sanitation substation, including one public toilet

5-3	M1C	1.94	2.5	48500	35	50	30	E, N	—	—	9	5	8	Comprehensive complementing community center

5-4	M1R	9.77	2.2	214940	35	50	30	E, W, N	—	—	—	8	9

5-5	G1	1.03	—	—	—	—	—	—	—	—	—	—	—

6-1	M1R	7.75	2.2	170500	35	50	30	E, W, N	—	8	—	—	8

6-2	G1	0.93	—	—	—	—	—	—	—	—	—	—	—

Note: because of the ramp on the green belts along Shenjiang Road, the setback distance is 10m for the plot at Shenjiang Road.

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VII. Spatial Structure, Architectural Form and Landscape Plan for Employee Dormitory

七、职工宿舍区空间结构、建筑形态、景观方案

0 20 50 100M
本图系浦东新区人民政府浦府(2005)第96号
核定的规划图纸(共十张)。
浦东新区规划管理局
二OO五年六月一日
总平面图

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(I) General Concept

The dormitory need accommodate about 70,000 people, which compares to a large living community in terms of user functions. Therefore, it is necessary to control the requirements according to the technical standards for residential buildings with regard to the spatial form, public green spaces and building intervals. For the dormitory, the total architectural quantity is 717,000 square meters; the development intensity is controlled at 2.2; the building density is 35%; the building height limit is 50m; and the green space ratio is more than 30%. The high-rise buildings account for about 50%.

The planning design places high requirements on sanitation, environment and landscape effect, under the framework of the regulatory controls. The concept considers both the spatial arrangement of the architectural forms and the connection through landscape axes and nodes, to provide a densely-populated dormitory area.

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(II) Transportation System

The dormitory connects with the urban roads through the road network at two levels within, and the entrances and exits are mostly located at Shengxia Road, Yindong Road and Zhangdong Road.

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The pedestrian system is integrated with the green landscape system to form a stream line suitable for activities.

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(III) Green Landscape Design

A certain number of green spaces must be ensured since the employees would, beyond the working hours, enjoy themselves in the dormitory area, mostly outdoors. A centralized green space of scale should be placed mostly at the center of the dormitory area, with attention to its relation with the internal small service facilities. The employee activity centers should be placed in between.

Since the dormitory has Hi-Tech Road – an arterial road of the city close to its south, efforts should be made to reduce the disturbance from the road pollutants and provide a tidy, uniform, beautiful and graceful interface to the city.

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The south of dormitory area is close to urban main road—Gaoke Road, for preventing from the disturbance of road pollution, and the consideration of the neatness, unification, pretty, decent city interface.

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Landscape Design Vision

17

Landscape Design Vision

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(IV) Altitude Distribution

For the indoor sanitation of the dormitory, the sunshine spacing and ventilation must be ensured in accordance with the design standards for residential buildings. The high-rise buildings should be arranged in appropriate spaces with the multi-storey buildings, to add to the internal landscapes and meet the design standards under a high spatial density.

Moreover, the design of fire safety, environmental sanitation and bicycle parking must meet the relevant design standards.

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Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Positional Relationship

20

Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Land Use

21

Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Land Subdivision

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Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Road System

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Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Transportation Facilities

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Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Municipal Utilities

Water and Gas Supply

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Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Municipal Utilities

Rainwater and Sewage

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Regulatory Detailed Planning for Plots in Second-Phase Development of Zhangjiang Semiconductor Industry Park (Adjusted)

Municipal Utilities

Power Supply and Telecommunication

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Appendix 4

Land Handing over Memo

The Handing over Party: (Party A)

The Accepting Party: (Party B)

In accordance with the Contract for Transfer of the User of the State-owned Land entered into by and between the Handing over Party and the Accepting Party on                      with regard to the Piece of Land No.          located in Zhangjiang Semiconductor Industry Park, Shanghai (the “Contract”), the Handing over Party represents that the following matters have been completed, i.e., the Piece of Land is under acceptable conditions:

1.	The removal and leveling work for the Piece of Land have been completed;

2.	Certain roads have been built to the edge of the Piece of Land;

3.	Certain power supply, water supply, communication, gas supply, rainwater discharge and sewage discharge pipes and lines have been laid to the side of the Piece of Land next to the piece of land for the municipal road in accordance with the Contract;

The Accepting Party hereby confirms that the Piece of Land meets the conditions for handing over as specified in the Contract and hereby accepts the handing over.

This handing over is provided for in the Contract, and the Handing over Party confirms that there is no other rights on the Piece of Land, including without limitation any mortgage, lease, transfer (other than that under this Contract), judicial or administrative restriction, or order of execution.

the Handing over Party:	the Accepting Party

Signature:	Signature:

(Name)	(Name)

Date:	Date:

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